Oppenheimer Money Market Fund
N-SAR Exhibit – Item 77M

During the fiscal semiannual period, Oppenheimer Money Market Fund (the “Registrant, a Delaware statutory trust, became the successor issuer to Oppenheimer Money Market Fund, Inc. (the “Predecessor Registrant”), a Maryland corporation (the “Maryland Fund”).  Please see the Registrant’s Notification of Registration on Form N-8A/A, filed with the Securities and Exchange Commission on October 10, 2013 (Accession No. 0000728889-13-01637).

The Board and shareholders of the Registrant approved an Agreement and Plan of Reorganization, which called for a reorganization of the Fund (the “Reorganization”) from the Maryland Fund into a newly formed Delaware statutory trust (the “Delaware Fund”).

Following the Reorganization, shareholders of the Maryland Fund became shareholders of the Delaware Fund.  As of the effective date of the Reorganization, the Delaware Fund held the same portfolio of securities previously held by the Maryland Fund.  As the successor to the Maryland Fund’s operations, the Delaware Fund adopted the Maryland Fund’s registration statement under federal securities laws with amendments to show the new Delaware statutory trust structure and remains subject to the Investment Company Act of 1940 and the rules thereunder.

For additional information please refer to the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2013 (Accession No. 0000728889-13-000862).